Exhibit 10.11

July 10,2007

Kenneth P. Rapuano

3202 Juniper Lane

Falls Church, Virginia 22044

Dear Ken:

ICx Technologies, Inc (“ICx” or the “Company”) is pleased to offer you a position as President, Homeland Security. We offer an annual base salary of $250,000, plus an incentive compensation plan targeted at 50% of your base compensation based on the achievement of milestones by you and the Company as determined by ICx’s board of directors (it being understood that one third of your incentive compensation shall be based on the performance of the Company).

You will receive a $150,000 sign-on bonus within two weeks following your first day of employment. This sign-on bonus shall be returned in full to the company should you resign or abandon your employment, or should your employment with the Company be terminated for Cause, during the six month period following the commencement of your employment with the Company. Repayment shall not be required if employment is terminated by death or disability or by the Company without Cause.

You shall be granted 100,000 shares of restricted stock units (“RSUs”) subject to approval of ICx’s board of directors. Your RSUs will vest as follows: twenty-five percent (25%) of the RSUs shall vest on the one-year anniversary of your employment with the Company, and an 1/48th of the RSUs shall vest on the corresponding day of each month of your employment thereafter such that all RSUs shall be vested on the fourth anniversary date of your employment, subject to your continued employment on the applicable vesting dates and during the Severance Term. All RSUs that remain unvested shall become fully vested in the event your employment is terminated by the Company without Cause at any time following a Change of Control. The RSUs shall be subject to such other terms and conditions as set forth in the Company’s 2005 Amended and Restated Stock Plan (“Stock Plan”) and the award agreement; provided, however, in the event of any inconsistency in this letter and the Stock Plan and/or the award agreement that negatively impacts the benefits to you under this letter, this letter shall govern.

You shall be entitled to participate in the health insurance and other benefit plans that the Company maintains, for which you are eligible under the terms of such plans. You will receive 4 weeks of paid time off including vacation and sick days.

The terms of your employment with ICx are subject to any rules and regulations that shall be established by the Company, provided no benefits in this letter shall be compromised. This offer and your employment at ICx is conditional upon your signing the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement (limited to inventions within the scope of your work and during the employment) and is subject to the satisfactory results of a drug test and background verification of your employment and educational background and a background check of any criminal or regulatory charges that may have been filed against you. You will be required, and hereby agree, to sign a consent to such drug test and background verification and check. This offer is further conditional upon the fact that you are not bound by any non-compete, confidentiality or other agreements with any parties, which would preclude you from fully performing your duties with ICx.

Employment with ICx is voluntarily entered into, and an employee is free to resign at will at any time, with or without cause. Similarly, ICx may terminate the employment relationship at will at any time, with or without notice or cause.

If your employment is terminated by the Company other than for Cause, death or disability, and subject to your continued compliance with the ICx At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement, you will be entitled to receive (i) any base salary earned but unpaid through the date of termination, (ii) a pro rata portion of any bonus you have earned or accrued for the year in which you are terminated, and all accrued vacation, expense reimbursements and other benefits you are due through the date of termination, (iii) an amount (less applicable withholding taxes) equal to your then current base salary at the time of termination for a period of twelve (12) months following the date of such termination (“Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies, and (iv) continued vesting of your RSUs during the Severance Term. The Company shall, in its sole discretion, have the right to shorten the length of the Severance Term to no less than 6 months, both for salary continuation and for vesting, in which case the Non-compete Period, as defined in the ICx At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement shall be commensurately shortened.

For purposes of this Offer Letter, “Cause” is defined as (i) an act of dishonesty by you in connection with your responsibilities as an employee of the Company, (ii) your conviction of, or plea of nolo contendere to, any felony or misdemeanor involving fraud or dishonesty, (iii) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company setting forth the Company’s belief that you have not substantially performed your duties. Your voluntary departure due to (a) a material diminution of duties, (b) a required relocation to an office more than 25 miles from Washington, DC or (c) a material breach by the Company of the terms laid out in this offer letter; shall not be deemed to be a voluntary termination or abandonment of employment by you, but instead shall be considered termination by the Company without Cause.

For purposes of this Offer Letter, “Change of Control” shall be defined to have the same meaning as the term “Change of Control” in the Stock Plan as of July 1, 2007, unless such term has been subsequently changed or modified and has widespread application to every member of the executive team including the current and future CEOs, in which case the new definition shall apply to you.

In case of termination by the Company without Cause, the non-Compete shall be limited to core competitors of the Company at the time of termination which develop and network advanced sensors and shall specifically permit employment with government, consulting, services and other firms where (i) such employer’s business constitutes only a small overlap with the Company’s business, (ii) there is no use of the Company’s confidential information for the benefit of any third party and (iii) adequate precautions are taken to prevent such use. We agree that, as currently constituted, Boeing, Lockheed Martin, General Dynamics and Booz, Allen & Hamilton are not “core competitors” of the Company.

You will work out of our Crystal City location with a start date of July 1, 2007. We agree that you will take five days paid vacation until and including July 9,2007.

If the foregoing accurately reflects your understanding, please execute and return a copy of this letter to me. This will then constitute a binding agreement between us. In the event of any inconsistencies between the terms of this letter and the terms of any other agreements arising in connection with your employment with ICx, including your option and employment agreements that negatively impact the benefits to you under this letter, this letter will govern. If we do not receive a signed copy of this letter back from you by July 11, 2007 this offer will automatically expire.

We are looking forward to having you join us and believe you can make a great contribution to the company. If you any questions please feel free to contact me.

Sincerely,

Hans Kobler
Chief Executive Officer ICx Technologies, Inc

AGREED & ACCEPTED

Kenneth P. Rapuano

10 July 07
Date

ICX TECHNOLOGIES, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

NON-COMPETITION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill my employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, and are related to the scope of the Company, or are developed on company time or with the use of the Company’s facilities, during the period of my employment with the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others)

within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain reasonable and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment.

I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting for any direct or indirect remuneration, nor will I engage in any other activities that conflict with my obligations to the Company without the prior written approval of the Board.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items in my possession or control developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Nonsolicitation. I agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly hire any employees of the Company or solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity. I also agree that for a period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason, I will not directly or indirectly solicit, divert or accept business from, or otherwise take away or interfere with, any customer or vendor of the Company, including any person or entity who was a customer or whose business was being pursued by the Company on or prior to the date upon which my employment relationship with the Company terminated.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

9. Noncompete Agreement.

(a) During the term of my employment with the Company and period of twelve (12) months immediately following the termination of my employment relationship with the Company for any reason or any other amount of time as determined by the Company in accordance with the terms of my Employment Agreement thereafter (the “Noncompete Period”), I will not, directly or indirectly, for myself or any third party other than on behalf of the Company, without the prior written consent of the Company:

(i) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, or otherwise of;

(ii) have any ownership interest (except for passive ownership of one percent (1%) or less) in any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction of the United States; or

(iii) participate in the financing, operation, management, or control of, any firm, partnership, corporation, entity, or business that engages or participates in a “competing business purpose.” The term “competing business purpose” shall mean a business that offers any product or service that competes with a product or service (i) provided by the Company to customers or (ii) that the Company is developing, during the period of my employment with the Company.

(b) The “Geographic Area” shall mean anywhere in the world where Company conducts business.

(c) The covenants contained in the preceding paragraphs of this section shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent permitted by law and necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be, to the extent permitted by law, reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) I also acknowledge that the limitations of time, geography and scope of activity agreed to in this noncompete agreement are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) I will have access to trade secrets and know-how of the Company, (iii) I will be able to obtain suitable and satisfactory employment without violation of this agreement, and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Company.

(e) I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this section entitled “Noncompete Agreement.” Accordingly, I agree that if I breach any provision of this section, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. I hereby expressly consent to the issuance of such injunction and to the ordering of such specific performance.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11. Consent to Jurisdiction, Waiver of Jury Trial.

(a) General. In consideration of my service to the Company, its promise to arbitrate all employment related disputes, and my receipt of the compensation and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with the Company or any of its employees, officers, directors, stockholders or benefit plans of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from my service to the Company under this Agreement or otherwise or the termination of my service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth by the Judicial Arbitration and Mediation Services (“JAMS”) for the resolution of employment disputes and pursuant to Virginia law, which shall be held in Fairfax County, Virginia. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Virginia Human Rights Act, the Virginia Minimum Wage Act, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with me.

(b) Procedure. Any arbitration will be administered by JAMS and a neutral arbitrator will be selected in a manner consistent with its Employment

Arbitration Rules and Procedures. The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs to the prevailing party unless prohibited by law. To the extent permitted by law, the Company and I shall each pay one-half of the costs and expenses of such arbitration, with each party paying separately their respective counsel fees and expenses. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Employment Arbitration Rules and Procedures of JAMS.

(c) Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as otherwise provided herein, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d).

12. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Virginia. To the extent that a lawsuit is permitted under this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Fairfax County, Commonwealth of Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement and the offer letter entered into in connection herewith sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate.

(signature page follows)

Date: 10 July 07
Signature

KENNETH RAPUANO
Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

✓ No inventions or improvements

     Additional Sheets Attached

Signature of Employee:

Print Name of Employee:	KENNETH RAPUANO

Date:	10 July 07

Exhibit B

ICX TECHNOLOGIES, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Non-Competition, and Invention Assignment, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employee of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date: 10 July 07

(Employee’s Signature)

KENNETH RAPUANO
(Type/Print Employee’s Name)

Exhibit C

ICX TECHNOLOGIES, INC.

It is the policy of ICX TECHNOLOGIES, INC. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Non-Competition, and Invention Assignment elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company other than an investment of less than 1% of a public company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company. Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.